Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO IS COMPLETING ITS FIRST HORIZONTAL
TONKAWA WELL IN TEXAS PANHANDLE

Second Credo Well Currently Drilling

DENVER, COLORADO, January 18, 2011 — Credo Petroleum Corporation (NASDAQ: CRED), an oil and gas exploration and production company with significant operations in the Rocky Mountain and Mid-Continent Regions, today updated its horizontal drilling activities in the Texas Panhandle.

In Lipscomb and Hemphill Counties, Credo owns an average 33% interest in about 3,000 gross acres, and currently operates 12 vertical wells.  The wells are producing from the Morrow, Douglas and Tonkawa formations at depths from 7,000 to 11,500 feet.  Credo’s interests range from very small to 100% depending on the size of the spacing units.

Last year Chesapeake Energy completed two successful horizontal Tonkawa wells in the area.  These wells significantly enhance the potential of Credo’s offsetting acreage.

The third horizontal Tonkawa well drilled in the play is also operated by Chesapeake, and is located about 2 miles west of Chesapeake’s first well.  Credo owns a 22% working interest in the new well which was drilled on a 320 acre spacing unit to a 7,600-foot vertical depth with a 4,400-foot lateral.  The well was fracture stimulated in 11 stages using a total of 4,000,000 pounds of sand and about 100,000 barrels of frac fluid.  The company believes the fracture stimulation was the largest ever performed in the area.  A pump has been installed on the well to remove the large volume of stimulation fluid, and the percentage of oil produced is steadily increasing as frac fluids are recovered.

Approximately one mile to the northwest, Credo recently spudded its second horizontal Tonkawa well, the Bussard-Cameron 74-1H.  The well is being drilled on a 320 acre spacing unit and is projected to have a 7,500-vertical depth and a 4,100-foot lateral.  Credo owns a 32% working interest and is the operator.

The company is preparing to drill additional horizontal Tonkawa wells in this play.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Chief Executive Officer, stated, “The emerging horizontal Tonkawa play in Lipscomb and Hemphill Counties is particularly exciting for Credo.  We are in a prime location within an existing conventional Tonkawa field, which makes our acreage highly prospective for horizontal drilling.

“In addition to the Tonkawa, this is a multi-pay area where Morrow production is prolific and the Cleveland has excellent potential.  Therefore, we expect much of our acreage to produce from multiple formations.  This play complements our Bakken horizontal drilling project, and is expected to add significant oil production and reserves for Credo.”

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an oil and gas independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in North Dakota’s Bakken play, the Texas Panhandle, Oklahoma, Kansas and Nebraska.  Credo utilizes advanced technologies, including 3-D seismic, horizontal drilling and multi-stage, high pressure fracturing, to systematically explore for oil and gas.  In addition, the company’s patented Calliope Gas Recovery System is used to revitalize old gas wells and recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.